EXHIBIT 23.3

Consent of Independent Auditor

The Board of Directors

Metamaterial Inc.

We consent to the use of our report dated April 20, 2021, on the consolidated financial statements of Metamaterial Inc., which comprise the consolidated statements of financial position as of December 31, 2020 and December 31, 2019, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes, which are incorporated by reference and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 dated May 28, 2021 of Torchlight Energy Resources, Inc.

Our report dated April 20, 2021 contains an explanatory paragraph that states that Metamaterial Inc. has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Chartered Professional Accountants
May 28, 2021
Halifax, Canada